EXHIBIT 99.1

Media Contact:
Damon Elder
delder@ahinvestors.com
(949) 270-9207

Griffin-American Healthcare REIT III Joint Venture to Acquire
Trilogy Health Services in $1.125 Billion Transaction

IRVINE, Calif. (Sept. 15, 2015) - Griffin-American Healthcare REIT III, Inc. (“Griffin-American”) today announced that it has entered into a definitive agreement to acquire Trilogy Investors LLC (“Trilogy”), the parent company of Trilogy Health Services LLC, for approximately $1.125 billion pursuant to a joint venture with NorthStar Healthcare Income, Inc. (“NHI”). Griffin-American will own 70 percent of the joint venture and will act as its manager. NHI will own 30 percent of the joint venture. As part of the transaction, Randy Bufford, Trilogy’s founder and chief executive officer, and other members of Trilogy’s management will maintain an investment of approximately $24 million in Trilogy.

“This is a transformational event for Griffin-American Healthcare REIT III, which will nearly double in size upon the completion of the Trilogy acquisition to approximately $2 billion in real estate and real estate-related investments,” said Jeff Hanson, chairman, chief executive officer and one of the largest stockholders of Griffin-American Healthcare REIT III. “Randy Bufford and his executive team, which will continue to manage the Trilogy assets on behalf of the joint venture, have established themselves as one of the premier providers of long-term senior care in the country.”

Founded in 1997, Trilogy is a leading owner-operator of purpose-built integrated senior healthcare campuses throughout the states of Indiana, Ohio, Michigan and Kentucky. During the course of its 18 year history, Trilogy has experienced consistent growth primarily through the development of new campuses and opportunistic expansions of existing ones. Trilogy now operates a total of 96 properties comprised of more than 10,000 beds, most of which were either built or substantially renovated in the past 10 years. Trilogy’s integrated senior health campuses offer a range of care, including assisted living, memory care, independent living and skilled nursing services.

President and chief operating officer Danny Prosky added, “Trilogy has been strategically built over the course of nearly two decades in select markets that have experienced growing demand for long-term care services and in which Trilogy has established an industry-leading presence. Further, Trilogy’s annual growth rate and profitability has been remarkably consistent over the past two decades, regardless of market cycle.”

The transaction is subject to third party approvals, customary closing conditions and the satisfaction of other requirements as detailed in the agreement. The investment has been structured with the intention of complying with the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”).

CS Capital Advisors LLC acted as financial advisor to Griffin-American and NHI. Paul, Weiss, Rifkind, Wharton & Garrison LLP served as lead legal advisors to the joint venture, while Morris, Manning & Martin, LLP acted as legal advisors to Griffin-American.

As of August 14, 2015, Griffin-American Healthcare REIT III has acquired a diversified portfolio of healthcare assets totaling 67 buildings and one collateralized debt instrument for an aggregate purchase price of approximately $1.03 billion.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. qualified to be taxed as a real estate investment trust for federal income tax purposes beginning with our taxable year ended December 31, 2014, and we intend to continue to be taxed as a REIT. Griffin-American Healthcare REIT III invests in a diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

This release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the success and completion of the Trilogy acquisition and the increase in the size of the company’s portfolio. We intend for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of our current and future real estate investments; the satisfactory completion of financing and other requirements to complete the Trilogy acquisition; uncertainties relating to the local economies where our real estate investments are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in our company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements. We undertake no obligation to update any such statements that may become untrue because of subsequent events.

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